FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Financial Results for First Quarter

WEST LAFAYETTE, Ind., February 16, 2010—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the first three months of fiscal 2010, ending December 31, 2009.

 Revenue in the first quarter of fiscal 2010 decreased 21.0% to $6.4 million compared to revenue of $8.1 million for the quarter ended December 31, 2008. Service revenue declined 20.0% and Product revenue declined 23.8% from the comparable prior year period to $4.8 million and $1.6 million, respectively. The net loss for the first quarter of fiscal 2010 was $1,488,000, or $0.30 per basic and diluted share, compared to a net loss of $1,584,000, or $0.32 per basic and diluted share, for the first quarter of fiscal 2009.

The decline in sales was due to both a decrease in new bookings in the prior fiscal year and delays by sponsors on projects previously booked.  We anticipate that this impact on our sales will continue, but at a slower pace, through our second quarter of fiscal 2010.  We have seen an increase in order activity in the first three months of fiscal 2010, which we expect will translate into earned revenues in future quarters of fiscal 2010.  Selling, general and administrative costs in the first quarter of fiscal 2010 declined 33.1% from the prior year period due to the reduction in work force in January 2009 and cost containment initiatives.  We expect the reduced spending levels to continue and that our efforts to reduce costs will positively impact the remainder of fiscal 2010 as well.

The Company negotiated a Fifth Amendment to the Amended and Restated Credit Agreement with PNC Bank, successor by merger to National City Bank, on December 31, 2009.  This Amendment extended the maturity date of the line of credit from December 31, 2009 to January 15, 2010.  On January 13, 2010, the Company entered into a new revolving line of credit agreement with Entrepreneur Growth Capital LLC (EGC) to replace the PNC Bank line of credit.  This agreement expires on January 31, 2011.

Michael Cox, Chief Financial Officer, stated, “The first fiscal quarter of 2010 was one of continued challenges for us.  Similar to fiscal 2009, we experienced lower demand for our products and services, project cancellations and delays primarily due to the current general economic conditions, increased competition, and consolidation of several large pharmaceutical and biotechnology companies.  However, we experienced an increase in new bookings in the first fiscal quarter, which we expect will convert to revenue in future quarters.  For the remainder of fiscal 2010, we remain focused on maximizing cash flow from operating activities as well as on sales execution, operational performance and building strategic partnerships with pharmaceutical and biotechnology companies. With the signing of our new revolving line of credit agreement with EGC on January 13, 2010 and the impact of the cost reductions implemented, we project that we will have the liquidity required to meet our fiscal 2010 operations and debt obligations.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended December 31,
	2009	2008
Service revenue	$4,811	$5,987
Product revenue	1,566	2,089
Total revenue	6,377	8,076

Cost of service revenue	4,570	5,288
Cost of product revenue	611	741
Total cost of revenue	5,181	6,029

Gross profit	1,196	2,047
Operating expenses:
Selling	785	1,005
Research and development	171	205
General and administrative	1,487	2,390
Loss on sale of property and equipment	—	20
Total operating expenses	2,443	3,621

Operating loss	(1,247)	(1,574)

Interest income	—	2
Interest expense	(241)	(392)
Other income	—	1
Loss before income taxes	(1,488)	(1,963)

Income tax benefit	—	(379)

Net loss	$(1,488)	$(1,584)

Basic net loss per share	$(0.30)	$(0.32)
Diluted net loss per share	$(0.30)	$(0.32)

Weighted common shares outstanding:
Basic	4,915	4,915
Diluted	4,915	4,915

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